As filed with the Securities and Exchange Commission on June 17, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

U.S. Xpress Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Nevada	62-1378182
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

4080 Jenkins Road
Chattanooga, Tennessee	37421
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated
U.S. Xpress Enterprises, Inc.
2018 Omnibus Incentive Plan
(Full title of the plan)

Nathan Harwell
Executive Vice President, Chief Legal Officer, and Secretary
U.S. Xpress Enterprises, Inc.
4080 Jenkins Road
Chattanooga, Tennessee 37421
(Name and address of agent for service)

(423) 510-3000
(Telephone number, including area code, of agent for service)
_________________________________________

Copy to:
Heidi Hornung-Scherr
Scudder Law Firm, P.C., L.L.O.
411 South 13th Street, Suite 200
Lincoln, Nebraska 68508
(402) 435-3223

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A common stock, $0.01 par value per share	4,784,327	$5.35	$25,596,150	$3,332.38

(1)
In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A common stock that become issuable under the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan, as amended, pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A common stock.

(2)
Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low prices per share of the Class A common stock of U.S. Xpress Enterprises, Inc. as reported on the New York Stock Exchange on June 15, 2020.

EXPLANATORY NOTE

U.S. Xpress Enterprises, Inc., a Nevada corporation (the "Company"), previously registered 3,200,000 shares of its Class A common stock, $0.01 par value per share, available for grant of awards under the Company's 2018 Omnibus Incentive Plan (the "Omnibus Plan"). The registration of such shares of Class A common stock was filed on a Form S-8 Registration Statement filed with the Securities and Exchange Commission ("SEC") on June 18, 2018 (File Number 333-225701), in accordance with the Securities Act.

On March 20, 2020, the Compensation Committee approved the Amended and Restated 2018 Omnibus Incentive Plan (the "Amended and Restated Omnibus Plan") to, among other things, (i) increase the number of shares of Class A common stock available for issuance thereunder to 5,750,000 shares, less shares that were granted under the Omnibus Plan after February 28, 2020 and prior to the date on which the Amended and Restated Omnibus Plan was approved by our stockholders, (ii) implement additional changes designed to support governance best practices, (iii) provide that if an employee becomes a director (including by continuing his or her service on the Board), upon termination of such Employee’s employment with the Company, such employee’s ceasing to be an employee of the Company would not be treated as termination for purposes of his or her outstanding awards, subject to the discretion of the Compensation Committee, (iv) provide that the Compensation Committee has the discretion to increase or decrease the payout under any Performance Award, (v) clarify that the Compensation Committee may provide that stock options shall be deemed to be exercised at the close of business on the scheduled expiration date if at such time the option by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such option, and (vi) make such other miscellaneous, administrative and conforming changes as are necessary.  All terms used but not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Omnibus Plan. The maximum number of shares of Class A common stock available for grant of Awards under the Amended and Restated Omnibus Plan consists of (i) 4,784,327 new shares, plus (ii) 965,673 shares that remained available for grant as of February 28, 2020. The Amended and Restated Omnibus Plan is set to expire with respect to the ability to grant new awards on June 8, 2028.  The Amended and Restated Omnibus Plan was forwarded for stockholder approval, and on May 27, 2020, at the Company’s 2020 Annual Meeting, the Company’s stockholders approved the adoption of the Amended and Restated Omnibus Plan.

This Registration Statement on Form S-8 (this "Registration Statement") is being filed to register 4,784,327 additional shares of Class A common stock available for issuance under the Amended and Restated Omnibus Plan. Pursuant to General Instruction E of Form S-8, the contents of the Form S-8 Registration Statement filed with the SEC on June 18, 2018 (File Number 333-225701) is incorporated herein by reference. In accordance with the instructional note to Part I of Form S-8 as promulgated by the SEC, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated herein by reference:

a)	The Company's latest annual report on Form 10-K for the year ended December 31, 2019, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; provided, however, that the Company is not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K; and

c)
The description of the authorized capital stock of the Company contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

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All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents; provided, however, that the Company is not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

Exhibit Number	Description

4.1
Third Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on June 2, 2020 (File Number 001-38528))

4.2	Third Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the SEC on June 2, 2020 (File Number 001-38528))
5*	Opinion of Scudder Law Firm, P.C., L.L.O.
23.1	Consent of Scudder Law Firm, P.C., L.L.O. (included in Exhibit 5)
23.2*	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP
24	Power of Attorney (included on the signature page of this Registration Statement)
99.1
U.S. Xpress Enterprises Amended and Restated 2018 Omnibus Incentive Plan (Incorporated by reference to Appendix B to the Company's Definitive Proxy Statement filed with the SEC on April 17, 2020 in connection with the 2020 Annual Meeting of Stockholders (File Number 001-38528))

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on June 17, 2020.

U.S. XPRESS ENTERPRISES, INC.

By:	/s/ Eric A. Peterson
Eric A. Peterson
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric Fuller, Eric A. Peterson, Max Fuller, Nathan Harwell, Mark A. Scudder, and Heidi Hornung-Scherr, and each of them, as true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution, to execute in their respective names, individually and in each capacity stated below, the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact and to file any such amendment to this Registration Statement, exhibits thereto, and documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and their substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature, Name, and Title	Date

/s/ Eric Fuller	June 17, 2020
Eric Fuller Chief Executive Officer, President, and Director (Principal Executive Officer)

/s/ Eric A. Peterson	June 17, 2020
Eric A. Peterson Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Jason Grear	June 17, 2020
Jason Grear Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Max Fuller	June 17, 2020
Max Fuller Executive Chairman and Director

/s/ Jon F. Beizer	June 16, 2020
Jon F. Beizer Director

/s/ Edward H. Braman	June 17, 2020
Edward H. Braman Director

/s/ Jennifer G. Buckner	June 17, 2020
Jennifer G. Buckner Director

/s/ Dennis A. Nash	June 17, 2020
Dennis A. Nash Director

/s/ John C. Rickel	June 17, 2020
John C. Rickel Director

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